Exhibit 99.1

NEWS RELEASE

For Immediate Release
Thursday, July 30, 2026

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS SECOND-QUARTER RESULTS
•Net sales of $2.6 billion, down 1.0% year-over-year
•Reported earnings per share of $1.08 and adjusted earnings per share(1) of $1.43
•Full-year adjusted earnings per share outlook of approximately $5.50 - $5.75

    DULUTH, GA – July 30 – AGCO (NYSE: AGCO) reported net sales of $2.6 billion for the second quarter ended June 30, 2026, a decrease of 1.0% compared to the second quarter of 2025. Reported net income was $1.08 per share for the quarter and adjusted net income(1) was $1.43 per share. These results compare to reported net income of $4.22 per share and adjusted net income(1) of $1.35 per share for the second quarter of 2025. Excluding favorable foreign currency translation of 2.7%, net sales in the quarter decreased 3.7% compared to the second quarter of 2025.

    “AGCO’s second-quarter results reflect our ongoing emphasis on delivering productivity for farmers while driving greater efficiency throughout the company to further strengthen profitability through the economic cycle. Farmers responded to rising uncertainty around input costs and demand by taking a more cautious approach to equipment purchases,” said Eric Hansotia, AGCO’s Chairman, President and CEO. “With this significant shift and mixed market dynamics, we continue to take decisive actions to align production with retail demand, manage inventory levels across our dealer network and maintain strong discipline around operating expenses and working capital. At the same time, our teams remained committed to serving farmers, gaining share in key markets, including high-horsepower offerings in North America, advancing our precision agriculture initiatives and improving the quality and efficiency of our operations.”

    Hansotia continued, “Given weaker-than-expected industry conditions, currency fluctuations and a more cautious outlook for the balance of the year, we are adjusting our full-year outlook. Farmers continue to face pressure from elevated operating costs, uneven crop economics and broader macroeconomic uncertainty, resulting in delayed equipment investments and limited visibility into demand recovery. In response, we remain focused on our cost-reduction efforts, closely managing production schedules and prioritizing cash flow and margin performance. While near-term market conditions are difficult, we are confident in the strategic actions we have taken to strengthen AGCO’s competitive position and are committed to executing our Farmer-First strategy, expanding technology adoption and creating long-term value for our shareholders.”

    Net sales for the first six months of 2026 were approximately $5.0 billion, an increase of 5.7% compared to the same period in 2025. For the first six months of 2026, reported net income was $1.84 per share and adjusted net income(1) was $2.37 per share. These results compare to reported net income of $4.36 per share and adjusted net income(1) of $1.76 per share for the same period in 2025. Excluding favorable foreign currency translation of 5.2%, net sales in the first six months of 2026 increased 0.5% compared to the same period in 2025.

Second Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) (2.4)%, North America +19.7%, Latin America (“LATAM”) (17.9)%, Asia/Pacific/Africa (“APA”) (1.0)%
•Constant currency regional sales results(1)(2)(3): EME (4.7)%, North America +19.8%, LATAM (25.0)%, APA (6.4)%
•Regional operating margin performance: EME 15.0%, North America (5.2)%, LATAM (8.0)%, APA 7.7%
•The Company completed $345 million of share repurchases in the second quarter
•On April 30, 2026, the Company completed the sale of its 49% equity interests in the AGCO Finance U.S. and Canada joint ventures for approximately $190 million. Approximately $20 million of the total consideration was recognized in “Other expense, net” during the quarter representing future earnings that were effectively monetized and recognized upon closing, resulting in upfront recognition of the estimated income associated with the run-off of the U.S. and Canada AGCO Finance portfolios

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to second quarter 2025.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Six Months Ended June 30, 2026	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(9)%	(7)%
Brazil(5)	(11)%	(39)%
Western Europe(5)	3%	(3)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    Hansotia concluded, “As we move into the second half of 2026, farmers around the world have a heightened focus on maximizing net farm income through prioritizing productivity and performance from every acre and machine. Global trade discussions, geopolitical developments and changes in energy and input costs continue to influence farmer confidence and investment activity. Demand for agricultural equipment remains well below historical mid-cycle levels, and retail activity generally reflects producer profitability and replacement requirements. Technology-enabled solutions continue to gain traction as farmers look to improve operating efficiency and adopt more precision agriculture, automation and digital tools. AGCO's focus on innovation, customer success and disciplined execution positions us to navigate the current environment and capitalize on opportunities as agricultural markets strengthen.”

    North American industry retail tractor sales were 9% lower in the first six months of 2026 compared to the same period in 2025 with the largest change occurring in higher-horsepower categories. Combine unit sales were 7% lower year-over-year during the same period. Current farm economics, evolving grain export demand and elevated input costs are expected to continue to pressure industry demand throughout 2026.

    Brazil industry retail tractor sales were 11% lower in the first six months of 2026 compared to the same period in 2025 reflecting softer demand for larger tractors partially offset by improved demand for smaller and mid-size equipment. Brazil’s farm profitability is under pressure due to high production costs, particularly for imported fertilizer and demand for larger equipment has not yet shown renewed growth. Financing costs, credit conditions and broader political dynamics are expected to continue to constrain demand in 2026.

    Western Europe industry retail tractor sales were 3% higher during the first six months of 2026 compared to the same period in 2025 led by strong growth in the United Kingdom and Scandinavia and stable demand across the broader Western European markets. Farm income levels in 2025, supported primarily by dairy and livestock producers, together with an aging equipment fleet, provide a favorable foundation for 2026 industry demand to remain consistent with 2025 levels despite higher input costs.

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2026	2025	% change from 2025	% change from 2025 due to currency translation(6)	% change excluding currency translation
North America	$471.5	$393.9	19.7%	(0.1)%	19.8%
LATAM(7)	271.3	330.4	(17.9)%	7.1%	(25.0)%
EME	1,732.4	1,774.9	(2.4)%	2.3%	(4.7)%
APA	134.5	135.8	(1.0)%	5.4%	(6.4)%
Total	$2,609.7	$2,635.0	(1.0)%	2.7%	(3.7)%

Six Months Ended June 30,	2026	2025	% change from 2025	% change from 2025 due to currency translation(6)	% change excluding currency translation
North America	$877.9	$763.4	15.0%	0.5%	14.5%
LATAM(7)	483.0	586.4	(17.6)%	7.2%	(24.8)%
EME	3,333.2	3,105.4	7.3%	5.8%	1.5%
APA	258.5	230.3	12.2%	7.4%	4.8%
Total	$4,952.6	$4,685.5	5.7%	5.2%	0.5%

(6) See footnotes for additional disclosures.
(7) Note: Effective January 1, 2026, the Company realigned its organizational structure to support its Farmer‑First transformation initiatives in North America. As a result, the Company’s Mexico operations were transferred from the North America segment to the South America segment, which was renamed Latin America. Segment information for all prior periods presented has been retrospectively adjusted to reflect this change.

North America

    Net sales in the North American region increased 19.8% during the second quarter of 2026 compared to the second quarter of 2025, excluding the impact of unfavorable currency translation. Higher unit sales compared to the prior year supported the increase in sales. The most significant sales increases occurred in high-horsepower tractors and hay tools. Loss from operations for the second quarter of 2026 was approximately flat compared to the same period in 2025, primarily due to higher tariff-related costs, partially offset by the benefit of approximately $22 million of certain IEEPA tariff refunds recognized during the period.

Latin America

    Latin America region net sales decreased 25.0% during the second quarter of 2026 compared to the second quarter of 2025, excluding the impact of favorable currency translation. Softer industry demand resulted in lower sales across all product categories. Income from operations for the second quarter of 2026 was $48.7 million lower compared to the same period in 2025. This decrease was primarily the result of significantly lower sales and production volumes and higher engineering expenses.

Europe/Middle East

    Net sales in the Europe/Middle East region decreased 4.7% during the second quarter of 2026 compared to the second quarter of 2025, excluding the impact of favorable currency translation. Sales declines across most European markets were partially offset by growth in Germany and the United Kingdom. Income from operations in the second quarter of 2026 was approximately flat compared to the same period in 2025, despite lower sales, resulting in an operating margin of 15.0%.

Asia/Pacific/Africa

    Asia/Pacific/Africa region net sales decreased 6.4% during the second quarter of 2026 compared to the second quarter of 2025, excluding favorable currency translation impacts. Lower sales across most of the Asian and African markets were partially offset by higher sales in Australia. Despite lower sales, income from operations in the second quarter of 2026 was approximately flat compared to the same period in 2025.

Outlook

    AGCO’s net sales for 2026 are expected to be from $10.1 to $10.2 billion. Adjusted operating margins are projected to be about 7.5% reflecting continued emphasis on pricing discipline, cost management and operational alignment. Production volumes are planned to align dealer inventory with market demand, while cost controls and positive pricing continue to support performance. Based on these assumptions, 2026 earnings per share are targeted between $5.50 and $5.75. These estimates reflect tariff policies as of July 30, 2026, together with AGCO’s established mitigation actions and sourcing strategies. Any changes to tariff policies or related responses could affect these projections.

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    AGCO will host a conference call for this earnings announcement at 10 a.m. Eastern Time on Thursday, July 30. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” section. The webcast will also be archived immediately afterward for 12 months. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

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Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct, and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. In 2025, the U.S. government implemented a series of tariffs on goods imported into the United States from various countries, and in many cases these measures resulted in reciprocal tariffs and other actions on goods exported from the United States. These tariffs and related actions are complex, continuously evolving and remain highly volatile as trade negotiations and legal challenges proceed. In February 2026, the U.S. Supreme Court ruled that the International Emergency Economic Powers Act (“IEEPA”), which the U.S. government had relied on to impose certain tariffs, does not authorize the administration to impose such tariffs. Following that decision, on March 4, 2026, the U.S. Court of International Trade (“CIT”) ordered U.S. Customs and Border Protection (“CBP”) to process refunds of tariffs imposed under IEEPA, and on March 27, 2026, the CIT issued an amended order expanding the scope of entries subject to reliquidation. On April 20, 2026, the Consolidated Administration and Processing of Entries system opened for the first phase of refund filings. We have submitted certain refund claims under this initial phase; however, these claims remain subject to CBP review, and we cannot predict the timing, amount or ultimate collectability of any refunds to which we may be entitled. The IEEPA tariffs refund process remains subject to CBP review, and the administration has appealed the CIT's refund order to the U.S. Court of Appeals for the Federal Circuit, contesting both the scope of the refund obligation and the reliquidation of finally liquidated entries for importers who have not filed individual lawsuits. It remains uncertain when, or to what extent, such refunds will ultimately be collected. Following the U.S. Supreme Court’s ruling, the administration has also imposed tariffs under alternative statutory authorities, the validity of which is also subject to legal challenge. As a result, the timing and extent of any refunds, the structure and scope of any new tariffs and the overall tariff framework remain uncertain and could create significant risks for our business. Depending on the countries affected, increases in tariffs have raised, and may continue to raise, the costs of inputs used in manufacturing our products, which in turn has impacted, and may further impact, our cost of goods sold. In addition, higher tariffs may lead to increased after‑tariff sales prices for the products we sell. Additionally, the economic uncertainty caused by the tariffs may result in customers delaying planned purchases of products and services. While impacts of the tariffs may be partially mitigated by the fact that a majority of our sales and manufacturing takes place outside the United States, there can be no guarantee that we will be able to fully offset the impact of existing or future tariffs through pricing, sourcing changes or other measures. Furthermore, retaliatory tariffs imposed by other countries on our exported products could negatively affect our sales and marketplace access in those countries. The economic uncertainty caused by these tariffs and related trade policy developments, together with uncertainty regarding their enforceability, continuation or modification, has adversely impacted, and is expected to continue to adversely impact, our sales.
•We cannot predict or control the impact of the conflicts in Ukraine or the Middle East on our business. These conflicts have already driven increased volatility across global energy, logistics and input markets, leading to higher fuel, fertilizer, transportation and input costs, as well as general uncertainty for farmers. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. The AGCO Finance joint ventures with Rabobank, which are wholly owned or controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We can experience substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business is increasingly subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.

•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.
•Any future pandemics could negatively impact our business through reduced sales, facility closures, higher absentee rates and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We have previously experienced significant inflation in a range of costs, including for parts and components, shipping and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2025, and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

    AGCO (NYSE: AGCO) is a global leader in agricultural machinery and precision agriculture technologies. Driven by a Farmer-First strategy, AGCO delivers value through its differentiated leading brands, Fendt™, Massey Ferguson™, PTx™ and Valtra™. AGCO's high-performance equipment and smart farming solutions, including brand-agnostic retrofit technologies and autonomous offerings, empower farmers to drive productivity while sustainably feeding the world. For more information, visit www.agcocorp.com.

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AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$573.4	$861.8
Accounts and notes receivable, net	1,232.1	1,079.4
Inventories, net	3,007.1	2,709.3
Other current assets	525.1	545.6
Total current assets	5,337.7	5,196.1
Property, plant and equipment, net	1,939.9	1,996.2
Right-of-use lease assets	153.0	167.3
Investments in affiliates	490.6	609.9
Deferred tax assets	974.4	905.5
Other assets	455.0	481.0
Intangible assets, net	644.6	673.0
Goodwill	1,883.2	1,898.8
Total assets	$11,878.4	$11,927.8

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$546.7	$117.7
Accounts payable	1,030.8	951.0
Accrued expenses	2,340.1	2,538.7
Other current liabilities	123.6	121.7
Total current liabilities	4,041.2	3,729.1
Long-term debt, less current portion and debt issuance costs	2,180.3	2,323.1
Operating lease liabilities	111.9	122.1
Pension and postretirement health care benefits	167.2	169.2
Deferred tax liabilities	123.0	126.5
Other noncurrent liabilities	881.8	885.1
Total liabilities	7,505.4	7,355.1
Redeemable noncontrolling interests	292.4	299.2
Stockholders’ Equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	10.9	0.5
Retained earnings	5,800.9	6,047.2
Accumulated other comprehensive loss	(1,731.9)	(1,774.9)
Total stockholders’ equity	4,080.6	4,273.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$11,878.4	$11,927.8
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2026	2025
Net sales	$2,609.7	$2,635.0
Cost of goods sold	1,963.8	1,976.4
Gross profit	645.9	658.6
Operating expenses:
Selling, general and administrative expenses	335.7	326.4
Engineering expenses	141.2	117.8
Amortization of intangibles	17.1	15.7
Impairment charges	—	6.8
Restructuring and business optimization expenses	11.2	15.6
Loss on sale of business	—	12.3
Income from operations	140.7	164.0
Interest expense, net	17.0	17.8
Other expense, net	15.5	48.9
Income before income taxes and equity in net earnings of affiliates	108.2	97.3
Income tax provision (benefit)	40.4	(205.5)
Income before equity in net earnings of affiliates	67.8	302.8
Equity in net earnings of affiliates	7.0	11.6
Net income	74.8	314.4
Net loss attributable to noncontrolling interests	2.4	0.4
Net income attributable to AGCO Corporation	$77.2	$314.8
Net income per common share attributable to AGCO Corporation:
Basic	$1.08	$4.22
Diluted	$1.08	$4.22
Cash dividends declared and paid per common share	$0.30	$0.29
Weighted average number of common and common equivalent shares outstanding:
Basic	71.1	74.6
Diluted	71.2	74.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2026	2025
Net sales	$4,952.6	$4,685.5
Cost of goods sold	3,725.3	3,506.3
Gross profit	1,227.3	1,179.2
Operating expenses:
Selling, general and administrative expenses	674.8	652.2
Engineering expenses	273.8	233.8
Amortization of intangibles	34.0	31.0
Impairment charges	2.1	7.9
Restructuring and business optimization expenses	21.2	28.6
Loss on sale of business	—	12.3
Income from operations	221.4	213.4
Interest expense, net	32.2	36.3
Other expense, net	42.0	81.2
Income before income taxes and equity in net earnings of affiliates	147.2	95.9
Income tax provision (benefit)	45.0	(203.5)
Income before equity in net earnings of affiliates	102.2	299.4
Equity in net earnings of affiliates	25.0	23.7
Net income	127.2	323.1
Net loss attributable to noncontrolling interests	5.0	2.2
Net income attributable to AGCO Corporation	$132.2	$325.3
Net income per common share attributable to AGCO Corporation
Basic	$1.84	$4.36
Diluted	$1.84	$4.36
Cash dividends declared and paid per common share	$0.59	$0.58
Weighted average number of common and common equivalent shares outstanding:
Basic	71.8	74.6
Diluted	71.9	74.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$127.2	$323.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	133.8	124.6
Amortization of intangibles	34.0	31.0
Stock compensation expense	27.9	17.9
Impairment charges	2.1	7.9
Loss on sale of business	—	12.3
Equity in net earnings of affiliates, net of cash received	(25.0)	(23.1)
Deferred income tax benefit	(64.5)	(301.3)
Other	(14.0)	14.0
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(177.7)	107.5
Inventories, net	(298.8)	(146.5)
Other current and noncurrent assets	43.8	(70.3)
Accounts payable	114.9	176.1
Accrued expenses	(156.5)	(244.5)
Other current and noncurrent liabilities	7.8	124.8
Total adjustments	(372.2)	(169.6)
Net cash provided by (used in) operating activities	(245.0)	153.5
Cash flows from investing activities:
Purchases of property, plant and equipment	(101.8)	(90.4)
Proceeds from sale of property, plant and equipment	0.3	1.1
Proceeds from sale of business	—	(12.3)
Investments in unconsolidated affiliates	(34.7)	(1.2)
Proceeds from sale of investments in unconsolidated affiliates	188.4	—
Other	(15.5)	(5.3)
Net cash provided by (used in) investing activities	36.7	(108.1)
Cash flows from financing activities:
Proceeds from indebtedness	376.6	518.0
Repayments of indebtedness	(56.2)	(367.5)
Purchases and retirement of common stock	(347.0)	—
Payment of dividends to stockholders	(42.0)	(43.3)
Payment of minimum tax withholdings on stock compensation	(7.0)	(9.1)
Net cash provided by (used in) financing activities	(75.6)	98.1
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(4.5)	27.7
Increase (decrease) in cash, cash equivalents and restricted cash	(288.4)	171.2
Cash, cash equivalents and restricted cash, beginning of period	861.8	612.7
Cash, cash equivalents and restricted cash, end of period	$573.4	$783.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions)

1.    SEGMENT REPORTING

    The Company has four operating segments which are also its reportable segments which consist of the North America, Latin America, Europe/Middle East and Asia/Pacific/Africa regions. Effective January 1, 2026, the Company realigned its organizational structure to support its Farmer‑First transformation initiatives in North America. As a result, the Company’s Mexico operations were transferred from the North America segment to the South America segment, which was renamed Latin America. Segment information for all prior periods presented has been retrospectively adjusted to reflect this change. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company’s Chief Operating Decision Maker (“CODM”), Eric P. Hansotia, Chairman of the Board, President and Chief Executive Officer, evaluates segment performance primarily based on income from operations. The CODM utilizes income from operations to evaluate each segment’s performance including the allocation of resources. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2026 and 2025 based on the Company’s reportable segments are as follows (in millions):

Three Months Ended June 30,	North America	Latin America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2026
Net sales	$471.5	$271.3	$1,732.4	$134.5	$2,609.7
Cost of goods sold	378.9	236.0	1,242.4	106.5	1,963.8
Selling, general and administrative expenses	77.1	42.1	146.5	14.8	280.5
Engineering expenses	40.0	15.0	83.3	2.9	141.2
Income (loss) from operations	$(24.5)	$(21.8)	$260.2	$10.3	$224.2

2025
Net sales	$393.9	$330.4	$1,774.9	$135.8	$2,635.0
Cost of goods sold	305.3	265.8	1,299.3	106.0	1,976.4
Selling, general and administrative expenses	78.7	31.7	140.1	17.9	268.4
Engineering expenses	35.1	6.0	74.2	2.5	117.8
Income (loss) from operations	$(25.2)	$26.9	$261.3	$9.4	$272.4

Six Months Ended June 30,	North America	Latin America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2026
Net sales	$877.9	$483.0	$3,333.2	$258.5	$4,952.6
Cost of goods sold	717.0	439.9	2,361.9	206.5	3,725.3
Selling, general and administrative expenses	159.3	78.1	288.6	32.2	558.2
Engineering expenses	77.1	27.7	163.5	5.5	273.8
Income (loss) from operations	$(75.5)	$(62.7)	$519.2	$14.3	$395.3

2025
Net sales	$763.4	$586.4	$3,105.4	$230.3	$4,685.5
Cost of goods sold	581.0	470.9	2,270.1	184.3	3,506.3
Selling, general and administrative expenses	163.5	65.8	275.3	34.4	539.0
Engineering expenses	68.3	16.3	144.3	4.9	233.8
Income (loss) from operations	$(49.4)	$33.4	$415.7	$6.7	$406.4

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Segment income from operations	$224.2	$272.4	$395.3	$406.4
Impairment charges	—	(6.8)	(2.1)	(7.9)
Loss on sale of business	—	(12.3)	—	(12.3)
Corporate expenses	(38.1)	(47.7)	(89.2)	(95.8)
Amortization of intangibles	(17.1)	(15.7)	(34.0)	(31.0)
Stock compensation expense	(17.1)	(10.3)	(27.4)	(17.4)
Restructuring and business optimization expenses	(11.2)	(15.6)	(21.2)	(28.6)
Consolidated income from operations	$140.7	$164.0	$221.4	$213.4

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis, each of which excludes amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income attributable to AGCO and net income per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the three and six months ended June 30, 2026 and 2025 (in millions, except per share data):

	Three Months Ended June 30,
	2026			2025
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$140.7	$77.2	$1.08	$164.0	$314.8	$4.22
Restructuring and business optimization expenses(2)	11.2	8.7	0.12	15.6	11.6	0.16
Amortization of PTx Trimble acquired intangibles(3)	14.3	11.0	0.16	13.0	7.9	0.11
Transaction-related costs(4)	0.1	—	—	5.8	1.6	0.02
Impairment charges(5)	—	—	—	6.8	6.8	0.09
Loss on sale of business(6)	—	—	—	12.3	12.7	0.17
Divestiture-related foreign currency translation release(7)	5.3	5.3	0.07	—	—	—
Discrete tax items(8)	—	—	—	—	(255.2)	(3.42)
As adjusted	$171.6	$102.2	$1.43	$217.5	$100.2	$1.35
____________________________________
(1)    Net income and net income per share amounts are after tax.
(2)    The restructuring expenses recorded during the three months ended June 30, 2026 and 2025 related primarily to severance, business optimization and other related costs associated with the Company’s restructuring program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the three months ended June 30, 2026 related to the Company’s divestiture of the majority of its Grain & Protein (“G&P”) business. The transaction-related costs recorded during the three months ended June 30, 2025 related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the three months ended June 30, 2025 primarily related to the impairment of certain other assets.
(6)    The loss on sale of business recorded during the three months ended June 30, 2025 related to the finalization of the preliminary working capital and other adjustments related to the sale of the majority of the Company's G&P business.
(7)    During the three months ended June 30, 2026, the Company divested its interests in its Canadian finance joint venture. Foreign currency translation impacts since inception of the finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations.
(8)    During the three months ended June 30, 2025, the Company’s income tax provision included a net tax benefit of $255.2 million related to a legal entity reorganization.

	Six Months Ended June 30,
	2026			2025
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$221.4	$132.2	$1.84	$213.4	$325.3	$4.36
Restructuring and business optimization expenses(2)	21.2	17.1	0.24	28.6	21.3	0.29
Amortization of PTx Trimble acquired intangibles(3)	28.7	22.1	0.31	25.8	15.5	0.21
Transaction-related costs(4)	0.3	—	—	12.9	3.6	0.05
Impairment charges(5)	2.1	2.1	0.03	7.9	7.9	0.10
Loss on sale of business(6)	—	—	—	12.3	12.7	0.17
Divestiture-related foreign currency translation release(7)	5.3	5.3	0.07	—	—	—
Discrete tax items(8)	—	(8.5)	(0.12)	—	(255.2)	(3.42)
As adjusted	$279.0	$170.3	$2.37	$300.9	$131.1	$1.76
____________________________________
(1)    Net income and net income per share amounts are after tax.
(2)    The restructuring expenses recorded during the six months ended June 30, 2026 and 2025 related primarily to severance, business optimization and other related costs associated with the Company’s restructuring program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the six months ended June 30, 2026 related to the Company’s divestiture of the majority of its G&P business. The transaction-related costs recorded during the six months ended June 30, 2025 related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the six months ended June 30, 2026 and 2025 primarily related to the impairment of certain other assets.
(6)    The loss on sale of business recorded during the six months ended June 30, 2025 related to the finalization of the preliminary working capital and other adjustments related to the sale of the majority of the Company's G&P business.
(7)    During the six months ended June 30, 2026, the Company divested its interests in its Canadian finance joint venture. Foreign currency translation impacts since inception of the finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations.
(8)    During the six months ended June 30, 2026, the Company received a refund resulting from a favorable resolution related to a prior settlement under the Brazilian government’s “Litigation Zero” tax amnesty program. During the six months ended June 30, 2025, the Company’s income tax provision included a net tax benefit of $255.2 million related to a legal entity reorganization.

    The following is a reconciliation of adjusted operating margin for the three and six months ended June 30, 2026 and 2025 (in millions, except margin data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$2,609.7	$2,635.0	$4,952.6	$4,685.5

Income from operations	140.7	164.0	221.4	213.4
Adjusted income from operations(1)	$171.6	$217.5	$279.0	$300.9
Operating margin(2)	5.4%	6.2%	4.5%	4.6%
Adjusted operating margin(2)	6.6%	8.3%	5.6%	6.4%
_________________________________
(1)    Refer to the previous table for the reconciliation of income from operations to adjusted income from operations.
(2)    Operating margin is defined as the ratio of income from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    The Company does not provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading.

    The following tables set forth, for the three and six months ended June 30, 2026 and 2025, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2026	2025	% change from 2025	$	%
North America	$471.5	$393.9	19.7%	$(0.2)	(0.1)%
Latin America(1)	271.3	330.4	(17.9)%	23.5	7.1%
Europe/Middle East	1,732.4	1,774.9	(2.4)%	41.1	2.3%
Asia/Pacific/Africa	134.5	135.8	(1.0)%	7.3	5.4%
	$2,609.7	$2,635.0	(1.0)%	$71.7	2.7%
_________________________________
(1)    Effective January 1, 2026, the Company realigned its organizational structure to support its Farmer‑First transformation initiatives in North America. As a result, the Company’s Mexico operations were transferred from the North America segment to the South America segment, which was renamed Latin America. Segment information for all prior periods presented has been retrospectively adjusted to reflect this change.

	Six Months Ended June 30,			Change due to currency translation
	2026	2025	% change from 2025	$	%
North America	$877.9	$763.4	15.0%	$3.5	0.5%
Latin America(1)	483.0	586.4	(17.6)%	42.0	7.2%
Europe/Middle East	3,333.2	3,105.4	7.3%	179.7	5.8%
Asia/Pacific/Africa	258.5	230.3	12.2%	17.0	7.4%
	$4,952.6	$4,685.5	5.7%	$242.2	5.2%
_________________________________
(1)    Effective January 1, 2026, the Company realigned its organizational structure to support its Farmer‑First transformation initiatives in North America. As a result, the Company’s Mexico operations were transferred from the North America segment to the South America segment, which was renamed Latin America. Segment information for all prior periods presented has been retrospectively adjusted to reflect this change.